Exhibit 10.1

November 1, 2005

Mr. Eric A. Blanchard

45 Cristofori Circle

Orono, MN  55359

VIA OVERNIGHT MAIL

Dear Eric:

We are extremely pleased to extend to you an offer of employment with United Stationers as Senior Vice President, General Counsel and Secretary, with an annual base salary of $280,000, paid semi-monthly, less applicable tax withholdings.  In this position, you will be reporting directly to me, with a start date of January 4, 2006.  This letter also encloses supporting documentation regarding our various benefit programs.

You will be eligible for participation in our annual Management Incentive Plan (MIP), and will have a target bonus equal to 50% of your annual base salary (with upside potential of 100%).  The MIP bonus for 2006 will be payable during the first quarter of 2007, provided you are an associate in good standing at the time the payment is made.

You will be eligible to participate in the company’s Management Equity Plan and be recommended for a non-qualified stock option grant with an economic value equal to $280,000, to be granted by and subject to the approval of the Human Resources Committee of our Board of Directors.  The Black Scholes method will be used to determine the actual number of shares of the grant and the stock strike price will be determined on your employment commencement date (January 4, 2006).  The options will vest in three substantially equal installments (33% each year) over three years, and be subject to the terms and conditions of our 2005 Long-Term Incentive Plan, as contained and summarized in our most recent proxy statement, a copy of which is provided for your information.

In addition, you will receive a one-time acceptance bonus of $50,000, less applicable tax withholdings, payable within thirty (30) days after your employment commencement date, provided you are an employee in good standing at the time payment is made.  If you decide to voluntarily leave United Stationers for any reason (other than for death or disability) before January 4, 2008, you will be obligated to repay this $50,000 acceptance bonus.  In addition, a retention bonus of $50,000 will also be awarded to you, payable eighteen (18) months after your employment commencement, provided you are an associate in good standing at the time this bonus becomes payable.

United Stationers provides an excellent benefits package, including group insurance, 401(k) plan participation, pension and flexible spending accounts.  Also, as a member of management, you are eligible to participate in the following executive programs:

•                  Automobile Allowance Program of $1,400 per month

•                  Country Club Membership

•                  Medical Executive Reimbursement Program (MERP) up to $25,000 per year

•                  Executive Physical Examination

•                  Financial Planning

•                  Four (4) Weeks Vacation

You also will be entitled to a full executive relocation from Minnesota to Chicago for you and your family.  A few key features of this program (a summary of which is enclosed) include:

•                  7% miscellaneous expense allowance of $19,600

•                  Full service move of your household goods

•                  Advance house hunting trips for you and your family along with temporary housing during the relocation process

Additional information regarding these programs, as well as United Stationers’ complete benefits program, is enclosed with this letter.

This offer is contingent upon the acceptable results of a pre-employment drug screen, satisfactory reference checks, and your signature on employment and indemnification agreements with United Stationers upon your employment commencement.  That employment agreement will contain terms and conditions, among others, relating to the severance benefits to be available to you in certain employment termination circumstances.  The employment agreement also will contain undertakings by you, among other things, as to your confidential treatment of company information during and following your employment, return of company assets immediately following any employment termination and post-termination non-competition and customer/employee non-solicitation.  Copies of our current form of Executive Employment and Indemnification Agreements are enclosed for your information.

To accept our employment offer, we ask that you please sign and return one original copy of this letter.  A second copy is provided for your records.  We are very hopeful that you will accept this offer.  However, as we discussed, we need to come to a decision soon, and are hopeful that you will work with us to arrive at a decision as soon as reasonably possible.

Eric, we are pleased to make you an employment offer for this important position and look forward to your contributions in guiding the future of United Stationers.  The entire management team and the Board are very excited about you joining United Stationers.  We look forward to your acceptance of our offer.

Sincerely,

/s/ Dick Gochnauer
Dick Gochnauer
President and Chief Executive Officer

Enclosures (5):	Compensation & Benefits Summary
Proxy Statement
Relocation Summary
Executive Employment Agreement
Indemnification Agreement

cc w/o enc:	John Sloan, Senior Vice President, Human Resources
Kathy Dvorak, Senior Vice President & CFO
Tom Howell, Interim General Counsel
George Sanders, Vice President, Compensation/Benefits & Development

Accepted and agreed:

/s/ Eric A. Blanchard	Date:	December 5, 2005

Eric A. Blanchard